Calculation of Filing Fee Tables
S-8
Zura Bio Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A ordinary shares, $0.0001 par value per share, issuable under the 2023 Equity Incentive Plan	Other	6,948,913	$ 4.06	$ 28,212,586.78	0.0001381	$ 3,896.16
2	Equity	Class A ordinary shares, $0.0001 par value per share, issuable under Non-Plan Inducement Stock Option Awards	Other	1,767,880	$ 4.06	$ 7,177,592.80	0.0001381	$ 991.23
Total Offering Amounts:						$ 35,390,179.58		$ 4,887.39
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,887.39
Offering Note
[1]	Fee Note 1. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Class A ordinary shares, par value $0.0001 ("Ordinary Shares") of Zura Bio Limited (the "Registrant") that become issuable under the plans and awards set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Ordinary Shares, as applicable. Fee Note 2. Fee is estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on September 28, 2026. Fee Note 3. Amount registered represents shares under the 2023 Equity Incentive Plan (the "EIP"), of which 3,264,877 Ordinary Shares represent the increase in shares available for issuance under the EIP pursuant to the evergreen provision effective January 1, 2025, and 3,684,036 Ordinary Shares represent the increase in shares available for issuance under the EIP pursuant to the evergreen provision effective January 1, 2026.

[2]	See Fee Notes 1 and 2. Fee Note 4. Amount registered represents shares issuable under the inducement stock option awards granted on July 14, 2025, April 30, 2026, May 12, 2026 and August 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources